Sino-Foreign Equity Joint Venture Contract
Between
Heilongjiang Senyu Animal Husbandry Co. Ltd., China
And
Polar Genetics Inc., Canada

Chapter 1 General Provisions

In accordance with the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment (the "Joint Venture Law") and other relevant Chinese laws and regulations, **Heilongjiang Senyu Animal Husbandry Co. Ltd., China** (hereinafter referred to as Party A) and **Polar Genetics Inc., Canada** (hereinafter referred to as Party B) in accordance with the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a joint venture enterprise in Jiamusi, Heilongjiang Province of the People's Republic of China.

Chapter 2 Parties of the Joint Venture

Article 1

Parties to this contract are as follows:

Party A: Heilongjiang Senyu Animal Husbandry Co. Ltd.

Company Business Registration No. 2308002102966, Jiamusi of China.

Registered Address: No.78-2 Songlin Road ,Xiangyang District, Jiamusi City, Heilongjiang Province

Legal Representative: Shang Zhen Yu ID Number: 230102720221161 Sex: Male

Position: Board Chairman

Nationality: Chinese

Telephone number: 13208406803

Party B: Polar Genetics Inc., Canada

Company Business Registration No. 898672159 , Edmonton, Alberta, Canada

Registered Address: Unit 2,3104-101 Street, Edmonton, Alberta, T6N 1G9 Canada

Legal Representative: Mr. Albert Eringfeld Passport No. BA 104148. Sex: Male

Position: General Manager

Nationality: Canadian

Telephone number: (780) 944-2575

If is there any changes pertaining to the above legal representatives arise, one should inform the other with immediate effect, or otherwise, the other side therefore shall not bear any legal responsibility.

Chapter 3 Establishment of the Joint Venture Company

Article 2

In accordance with the Joint Venture Law and other relevant Chinese laws and regulations, both parties of the joint venture agree to set up joint venture limited liability company (hereinafter referred to as the joint venture company).at Jiamusi of Heilongjiang Province in China.

Article 3

The name of the joint venture company is **Sino-Canadian Senyu-Polar Swine Genetics Company Limited** (hereinafter referred to as the joint venture company)

The Chinese name of the joint venture company is 中加森宇伯乐种猪育种合资有限公司 .

The registered address of the joint venture company will be at Heilongjiang, China.

Article 4

All activities of the joint venture company shall be governed by the laws, decrees and pertinent rules and regulations of the People's Republic of China.

Article 5

The organizing structure of the joint venture company is a limited liability company. Each party shall be liable to the joint venture company within the limit of the capital subscribed. The profits, risks and losses of the joint venture company shall be shared by both parties in proportion to their contributions to the registered authorized capital.

Article 6

Upon approval of the board of directors and the China relevant government departments, the joint venture company shall be allowed to set up branch office in China and overseas.

Chapter 4 The Purpose, Scope and Scale of Production and Business

Article 7

In line with the spirit of strengthening economic cooperation and expanding technology know-how exchange, joint venture company shall apply advanced technology and scientific business management skills to upgrade swine genetics improvement and maintain the quality and superiority of the breeding stock in order to be competitive in the markets, so as to achieve satisfactory economic returns and to capture market influence.

Article 8

The business scope of the joint venture company is to produce and to supply GP Yorkshire, Landrace , Duroc Purebred Breeding Pigs, PS gilts and F1 gilts; and fresh semen of terminal boars

Article 9

The least production scale of the joint venture company is : 700 multiplication sows

Chapter 5 Total Capital Investment and the Registered Authorized Capital

Article 10

The total capital investment of the joint venture company is ¥16,700,000 RMB.

Article 11

The total amount of the capital investment of Party A and Party B is ¥16,700,000 RMB, of which : Party A shall invest ¥10,000,000 RMB , accounting for 60% of the total capital investment.

Party B shall supply 600 heads of Canadian Elite GGP Purebred Breeding Pigs and provide Canadian Swine Genetics Improvement Program, Advanced Swine Herd Health Management Program and Technical Training Programs to the joint venture company as capital investment equivalent to ¥6,700,000RMB , accounting for 40% of the total capital investment.

Article 12

Both Party A and Party B will contribute the following as their capital investment:

Party A: ¥10,000,000RMB Cash Investment mainly for construction of pig breeding farm, premises and production working capital.

Party B: 1. 600 heads of Canadian Elite GGP Purebred Breeding Pigs;

2. Canadian Swine Genetics Improvement Program;

3. Advanced Swine Herd Health Management Program;

4.Technical Training Programs

5.Design and Setting Up of Pig A.I.Stud.

Article 13

The registered authorized capital of the joint venture company shall be paid in 2 instalments by Party A and Party B according to their respective proportion of their investment.

The certificate of right shall only be awarded upon the date of the material or industrial property or in any form of investment in place as capital investment.

Both parties shall abide by the articles stipulated to pay the capital investment pledged money at one time and upon due date any party shall not refuse or delay to realize the pledged contribution of the capital investment.

Article 14

Any payment made for the investment by either party, a Chinese registered accountant shall be appointed to verify the accounts and provide a certificate of verification. According to this certificate, the joint venture shall issue an investment certificate which comprises of: name of the joint venture ; date of the establishment of the joint venture; names of the parties and the investment contributed; date of the contribution of the investment, and the date of issuance of the investment certificate.

Article 15

In the case of any adjustment on the registered authorized capital and the total capital investment shall submit to the relevant government departments for approval.

The joint venture company shall not reduce its registered authorized capital.

If one party intends to assign all or part of its capital investment, the other party shall have the priority to purchase its share.

The share transfer agreement shall be effective upon the approval of the relevant authorized departments.

Article 16

The joint venture company can obtain loan from domestic and overseas financial institution to solve the balance between the registered authorized capital and the total capital investment and to provide production working capital.

In the joint venture period, any government prop fund granted shall be provided to Party A. Party A shall make use of the fund to finance the activities of the joint venture company.

In the joint venture period, the joint venture company must purchase the feed manufactured by Party A's feedmill provided that all feed formulations must be provided by the joint venture company and the prices of all multifeeds must obtain the concession from Party B.

Any party without the written consent from the other party, shall have no right to use its

shares completely or partially for mortgage or any other form of loan.

Chapter 6 Responsibilities of Each Party to the Joint Venture

Article 17

Party A and Party B shall be responsible for the following matters:

Responsibilities of Party A:

Handling of applications for approval, registration, business license and other matters concerning the establishment of the joint venture company from relevant departments in charge of China;

Processing the application for the right to the use of a site to the authority in charge of the land;

Organizing the design and construction of the premises and other engineering facilities of the joint venture company;

Providing cash, machinery and equipment and premises . in according to with the provisions of Article 12 and Article 13.

To process customs declaration for the importation of the Canadian purebred breeding pigs contributed by Party B as investment and make arrangement for the transportation within the Chinese territory;

Responsible for airfreight and insurance premium of the importation of the Canadian purebred breeding pigs and expenses incurred during the 45 days' period of the quarantine inspection in China

To purchase or to lease equipment, materials, raw materials, articles for office use, means of transportation and communication facilities etc.;

To contact and to settle the fundamental facilities such as water, electricity, transportation etc.;

To recruit Chinese management personnel, technical personnel, workers and other personnel needed;

To assist foreign directors, workers and staff in applying Chinese entry visas, work licenses and to handle their travel procedures;

Responsible for handling other matters entrusted by the joint venture company.

Responsibilities of Party B:

To supply 600 heads of Canadian Elite GGP purebred breeding pigs as capital investment, all imported purebred breeding pigs must come from the highest breeding value rank of the Canadian Swine herd under the program of the Canadian Center of Swine Improvement;

Responsible for making forwarding arrangement to export the purebred breeding pigs from Canada to any Chinese international airport;

Responsible for all matters related to the selection of the Canadian purebred breeding pigs in Canada;

To conduct training for the technical personnel and workers of the joint venture company in Canada or China at least twice a year so as to improve their independent operation skills

Responsible for other matters entrusted by the joint venture company.

In the case that if animal selected by Party B cannot obtain approval from Canadian Food Inspection Agency for exportation, the expenses shall be borne by Party B.

Chapter7 Saies of Products

Article 18

Most of the products of joint venture company produced shall be sold in China if it conforms to the Chinese national standard.

Article 19

The joint venture company may directly sell its products into international market,

The joint venture company may sign sales contracts with Chinese foreign trade companies. entrusting them to be the sales agencies or exclusive sales agencies, The joint venture company may entrust Party B to sell its products,. The price shall be decided by the board of directors according to the cost and the market quotation.

Chapter 8 The Board of Directors

Article 20

The date of registration of the joint venture company shall be the date of the establishment of the board of directors of the joint venture company.

Article 21

The board of directors shall be composed of 9 directors. Party A shall hold 5 directors, whereas Party B shall hold 4 directors. Part A shall appoint one Chairman, one Financial Director, one Executive Director and two Directors; and Party B shall appoint one Vice-Chairman, one Managing Director, one Executive Director and one Director.

The quorum of a board of directors' meeting shall be 6 directors and proxy shall be acceptable.

Article 22

The highest authority of the joint venture company shall be its board of directors. It shall decide all major issues.

The following must resolve unanimously in the board of directors' meeting :

1. amend major rules and regulations of the company;
2. termination of the joint venture company
3. adjustment of the joint venture company's registered authorized capital
4. the joint venture company merge with other economic organizations
5. transfer of shares of any party of the joint venture company
6. any party intends to mortgage its shares in the joint venture company
7. to mortgage the property of the joint venture company
8. other major issues to be resolved by the board of directors

Article 23

The chairman of the board is the legal representative of the joint venture company. Should the chairman be unable to exercise his responsibilities for any reason, he shall authorize the vice-chairman or any other directors to represent the joint venture company temporarily.

Article 24

The board of directors shall convene at least three meetings a year. The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than one third of the total number of directors. Minutes of the meetings shall be placed on file.

The chairman shall give each director a written notice of 30 days before the date of the board meeting. The notice shall cover the agenda, time and place of meeting.

Article 25

The board of directors' meeting (includes interim meeting) must have an attendance of 6 directors and each director only has one vote for ballot.

Article 26

All directors shall perform their duty to attend board meeting. Should the directors be unable to attend the board meeting, he may present a proxy in written form to the board to authorize his representative to attend the board meeting.

Article 27

If one director does not attend or authorize his representative to attend the board of directors meeting which cause the board of directors cannot resolve major issues within 15 days in accordance with the laws and regulations and the articles of the joint venture company, then the board of directors shall issue a written notice to urge the director who does not attend the earlier meeting to attend the board of directors meeting on the stipulated date.

Article 28

The date of the board of directors shall be fixed 60 days prior to the written notice as stipulated in Article 27.the written notice shall be served by way of AR Registered letter and upon recipient of the written notice, the notified director shall write to reply 45 days prior to the said meeting his attendance for the said meeting . If the notified director has not reply within the stipulated time, then he shall be regarded abstention.

Article 29

Director who does not perform management duties in the joint venture company shall not entitle to receive director remuneration from the company. All expenses incurred for the board of directors meeting shall be borne by the joint venture company.

Chapter 9 Business Management Organization

Article 30

The joint venture company shall establish a management organization .The joint venture company shall have one general manager and deputy general manager who are engaged by the board of directors. Board of directors have the right to restructure the management organization if necessary.

Article 31

The general manager is directly responsible to the board of directors. He shall carry out the decisions of the board of directors, organize and conduct the daily production, technology and operation and managers. The deputy general managers shall assist the general manager in his work and act as the agent of the general manager during his absence and exercise the function of the general manager.

Decision on the major issues concerning the daily work of the joint venture company shall be signed jointly by the general manager and deputy general managers, then the decisions shall come into effect. Issues which need co-signatures shall be specifically stipulated by the board of directors.

Article 32

The general manager or deputy general managers shall not hold posts concurrently as general manager or deputy general managers of any other economic organizations.

Chapter 10 Site and Purchase of Equipment

Article 33

Area of the site of the joint venture company is 160000 sq meter, which is located in the Tangyuan county, leased by the joint venture company.

Article 34

In its purchase of required raw materials, fuel, parts, means of transportation and articles for office use, etc., the joint venture company shall give first priority to purchase in China where conditions are the same.

Article 35

In the case of the joint venture company entrusts Party B to purchase facilities, equipments and other necessities from overseas , Party A shall be in consultation with at all time.

Chapter 11 Preparation and construction

Article 36

During the period of preparation and construction for the pig breeding farm nd other buildings, a preparation and construction office shall be set up under the board of directors. The preparation and construction office shall consist of 4 persons, among which 3 persons will be from Party A and 1person from Party B, the head of preparation and construction officer shall be appointed by the board of directors.

Article 37

The preparation and construction office shall be responsible for the following concrete works: examining the designs of the project, signing the project construction contract, organizing the purchase and inspection of related equipments, materials, etc., working out on the general schedule of project construction, compiling the expenditure plans, controlling project financial payments and final accounts of the project, drawing up managerial methods and keeping and filing documents, drawings, files and materials, etc., during the construction period of the project.

Article 38

A technical group with several technical personnel appointed by Party A and Party B shall be organized. The group, under the leadership of the preparation and construction office, is in charge of the examination, supervision, inspection, testing, checking and accepting, and performance checking of the project design, the quality of the project, the equipment and materials and the imported technology.

Article 39

The preparation and construction office's administrative and operation expenditures shall be budgeted in the project account upon the agreement of both parties.

Article 40

After the completion of the project, the preparation and construction office shall hand over the finished project in good condition to the joint venture company and the preparation and construction office shall be dissolved upon the approval of the board of directors.

Chapter 12 Labor Management

Article 41

Labor contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalties and other matters concerning the staff and workers of

the joint venture company shall be drawn up between the joint venture company and the trade union of the joint venture company as a whole, or the individual employees in the joint venture company as a whole or individual employees in accordance with the Regulations of the People's Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment and its Implementing Rules. The labor contracts shall, after being signed, be filed with the local labor management department.

Article 42

The appointment of high-ranking administrative and management personnel shall be recommended by both parties, their salaries, social insurance, welfare and the rate for traveling etc. shall be decided by the board of directors in accordance with the laws and regulations of the People's Republic of China.

Article 43

The staff and workers of the joint venture company shall set up the trade union organization be governed by the relevant laws and regulations of the People's Republic of China. The joint venture company shall allot an amount of money as trade union's funds.

Chapter 13 Taxes, Finance and Audit

Article 44

The finance and accounting of the joint venture company shall be handled in accordance with the <Foreign Investment Enterprise Accounting System>" and other Accounting System and working procedures formulated by the Ministry of Finance of the People's Republic of China.

Article 45

The joint venture company adopts Chinese Renminbi(RMB) as its accounts currency keeping unit.

Article 46

The financial year of the joint venture company shall be from January 1 to December 31. All vouchers, receipts, statistic statements and reports shall be written in Chinese.

Article 47

The joint venture company shall draw reserve funds, enterprise expansion funds, bonuses and staff and workers welfare funds for staff and workers after taxation. The proportion of allocation shall be resolved by the board of directors.

Article 48

Chinese chartered accountant employed by the joint venture company shall to examine and audit the accounts for the year , and submit the auditor's report to the board of directors and general manager.

Upon the request of one of the parties to appoint a foreign accountant to audit the accounts, the joint venture company shall agree and responsible for all expenses incurred.

Article 49

In the first three months of each financial year, the general manager shall prepare and submit the previous year's balance sheet, profit and loss accounts and proposal regarding the distribution of profits to the board of directors for examination and approval.

Article 50

The joint venture company shall open foreign exchange accounts with the Bank of China or other banks approved for foreign exchange transactions governed by the People's Bank of China.

Article 51

The joint venture company shall resolve any difference derived from foreign exchange .

Article 52

4 months after every financial year , the board of directors upon consideration of the enterprise actual condition, based on the profit after deduction of all taxes and funds drawn, shall distribute bonus or dividend in proportion to the contributions of both parties on the registered authorized capital.

Article 53

All domestic and foreign staff members and workers of the joint venture company shall pay their personal income tax according to the Individual Income Tax Law of the People's Republic of China.

Article 54

The joint venture company shall pay taxes in accordance with the provisions of Chinese laws and other relevant regulations.

Article 55

All insurance of the joint venture company shall be insured by the insurance company of the People's Republic of China. Type of insurance, amount insured and duration of insurance under covered shall be decided by the board of directors in accordance with the provisions of the People's Insurance Company of China.

Chapter 14 Duration

Article 56

The duration of the joint venture company shall be 10 years, with effective from the issuance date of the company business registration. An application for the extension of duration shall, proposed by both parties ,be submitted to the original examination and approval authority six months prior to the expiry date of the joint venture. Only upon the approval may the duration be extended, and the joint venture company shall go through registration formalities for the alteration at the original registration office.

Article 57

Upon the expiration or termination or early termination of the joint venture , joint venture company should bring to account normally , may apply to bring to accounts specially! After criticizes the property, according to actual investment ratio the assignment, the non- cash asset principle gives a discount to process to the party of the first part, auction results in and assignment again.

Chapter 16 The Amendment, Alteration and Termination of the Contract

Article 58

The amendment of the contract or other appendices shall come into force only after a written agreement has been signed by Party A and Party B and approved by the original examination and approval authority.

Article 59

Because the following reason this contract is terminate, dismisses the joint venture company ahead of time: Should the joint venture company be unable to continue its operationor achieve its business purpose due to the fact that one of the contracting parties fails to fulfil the obligations of the contract and articles of association, that party shall be deemed to have unilaterally terminated

the contract. The other party shall have the right to terminate the contract in accordance with the provisions of the contract after approval by the original examination and approval authority, and to claim damages. In case Party A and Party B of the joint venture company agree to continue the operation, the party who fails to fulfill its obligations shall be liable for the economic losses caused thereby to the joint venture company.

Chapter 17 Liability for Breach of Contract

Article 60

should either Party A or Party B fail to pay on schedule the contributions in accordance with the provisions defined in Chapter 5 of this contract, the party in breach shall pay to the other party 3_%of the contribution starting from the first month after exceeding the time limit. Should the party in breach fail to pay after a months, of the contribution shall be paid to the other party, who shall have the right to terminate the contract and to claim damages from the party in breach in accordance with the provisions of Article of the contract.

Article 61

Should all or part of the contract and its appendices be unable to be fulfilled owing to the fault of one party, the party in breach shall bear the liability therefor. Should it be the fault of both parties, they shall bear their respective liabilities according to the actual situation.

Chapter 18 Force majeure

Article 62

Should either of the parties to the contract be prevented from executing the contract by force majeure such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their occurrence and consequences are unpreventable and unavoidable, the prevented party shall notify the other party by telegram without any delay, and within 15 days thereafter provide detailed information of the events and a valid document for evidence issued by the relevant public notary organization explaining the reason of its inability to execute or delay the execution of all or part of the contract. Both parties shall, through consultations, decide whether to terminate the contract or to exempt part of the obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

Chapter 19 Applicable Law

Article 63

The formation, validity, interpretation, execution and settlement of disputes in respect of, this contract shall be governed by the relevant laws of the People's Republic of China.

Chapter 20 Settlement of Disputes

Article 64

Any disputes arising from the execution of, or in connection with, the contract shall be settled through friendly consultations between both parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its rules of procedure. If in China, arbitration shall be conducted by the Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of

International Trade in accordance with its rules of procedure, the arbitration shall be conducted by the court.

Article 65

During the arbitration, the contract shall be executed continuously by both parties except for matter in disputes.

Article 66

If Party B have property in the region China, all disputes shall then be conducted by the court .

Chapter 21 Effectiveness of the Contract and Miscellaneous

Article 67

The contract shall be written in Chinese and in English. Version of both languages are equally authentic. In the event of any discrepancy between the two aforementioned versions, the Chinese version shall prevail.

Article 68

The appendices drawn up in accordance with the principles of this contract are integral parts of this contract, including: the project agreement, the sales agreement etc.

Article 69

Upon signing of this contract and the approval of the Bureau of Foreign Trade and Economy Cooperation, this contract shall come to effect from the issuance of the approval certificate.

This contract shall have five original copies duly signed by both parties. Party A and Part B shall hold one copy respectively. The relevant examine and approve office and business administration office shall hold one copy.

Article 70

Any notice in connection with rights and obligations of both parties be sent by either Party A or Party B by telegram or telex, etc., shall be in the form of written notice.

Article 71

The written notification shall be sent by AR. Registered letter and it shall be regarded as delivered followed by a returned receipt.

The legal addresses of Party A and Party B stipulated in this contract shall be the postal addresses.

Article 72

This contract is signed in Guangzhou of China by the following authorized representatives of both parties on December 19, 2005.:

For Party A

Senyu Animal Husbandry Co., Ltd. Heilongjiang

Board Chairman: Mr. Shang Zhen Yu

Authorized signature

Witnessed by:

Mr. Cheng Peng

For Party B

Polar Genetics Inc., Canada.

General Manager: Mr. Albert Eringfeld

Authorized signature

Witnessed by:

Mr. Alfred Wahl